Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TEGAL CORPORATION,

CLBR ACQUISITION CORP.,

COLLABRX, INC.

and

COMMERCENET,
AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of June 29, 2012

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2012 (this “Agreement”), by and among Tegal Corporation, a Delaware corporation (“Parent”), CLBR Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), CollabRx, Inc., a Delaware corporation (the “Company”), and CommerceNet, as Stockholders’ Representative.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”) and, as applicable, the Corporations Code of the State of California (“California Law”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company will use its commercially reasonable efforts to obtain and deliver to Parent promptly following execution and delivery of this Agreement one or more irrevocable consents (“Stockholder Consents”) of the holders of the Company Capital Stock representing the Requisite Stockholder Approval.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

Section 1.1         The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2         Effective Time.  As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4         Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time.

Section 1.5          Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article 2.
Conversion of Securities; Exchange of Certificates

Section 2.1         Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1        Conversion Generally.  Each share of Series 1 Preferred Stock, par value $0.001 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares of Company Preferred Stock to be canceled pursuant to Section 2.1.3), shall be converted, subject to Section 2.3.5, into the right to receive that fraction of a share of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), with a Fair Market Value equal to the Preferred Liquidation Preference plus the Remainder Per Share Amount, if any (the “Preferred Exchange Ratio”), including the associated rights of the Parent (the “Parent Rights”) pursuant to the Shareholder Rights Agreement, dated April 13, 2011, between Parent and Registrar and Transfer Company, as Rights Agent.  Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock” and, together with Company Preferred Stock, “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares of Company Common Stock to be canceled pursuant to Section 2.1.3), shall be converted, subject to Section 2.3.5, into the right to receive that fraction of a share of Parent Common Stock with a Fair Market Value equal to the Remainder Per Share Amount, if any (the “Common Exchange Ratio”), including the associated Parent Rights. All such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Capital Stock was converted in the Merger.  Certificates previously representing shares of Company Capital Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.3, without interest.  No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.3.5 hereof.

Section 2.1.2         Holdback.

Section 2.1.2.1       Parent shall hold back twenty percent (20%) of the number of shares of Parent Common Stock otherwise issuable pursuant to this Section 2.1, rounded down to a whole number of shares on a holder-by-holder basis (the “Holdback Shares”), provided that the number of shares of Parent Common Stock constituting the Holdback Shares otherwise issuable to the Company may be reduced in accordance with the provisions of Section 8.4.  The Holdback Shares shall be withheld from the shares of Parent Common Stock otherwise deliverable to the Company Stockholders and held in escrow by Parent subject to the provisions of this Agreement.  The Holdback Shares shall be delivered to the Company Stockholders promptly following the one-year anniversary of the Effective Time (the “Holdback Termination Date”).

Section 2.1.2.2       Parent hereby agrees that (A) the Holdback Shares shall appear as issued and outstanding on Parent’s balance sheet and shall be legally outstanding under applicable law; (B) any dividends paid on the Holdback Shares shall be distributed currently to the Company Stockholder in whose name such Holdback Shares are registered; and (C) all voting rights of the Holdback Shares shall be exercisable by or on behalf of the Company Stockholder in whose name such Holdback Shares are registered or his, her or its authorized agent.

Section 2.1.3         Cancellation of Certain Shares.  Each share of Company Capital Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.4        Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.5        Change in Shares.  If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock, Company Preferred Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Preferred Exchange Ratio and/or the Common Exchange Ratio, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2         Dissenters’ Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Share shall not be converted into the right to receive Parent Common Stock provided for in Section 2.1, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Share pursuant to Section 262 of Delaware Law or Chapter 13 of California Law, as applicable.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Share shall lose its status as a Dissenting Share, then any such share shall immediately be converted into the right to receive the fraction of a share of Parent Common Stock issuable pursuant to Section 2.1 in respect of such share as if such share never had been a Dissenting Share, and Parent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.3 following the satisfaction of the applicable conditions set forth in Section 2.3.2, the number of shares of Parent Common Stock to which such holder would be entitled in respect thereof under Section 2.1 as if such share never had been a Dissenting Share.  The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or California Law.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

Section 2.3          Exchange of Certificates.

Section 2.3.1         Exchange Agent.  As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Registrar and Transfer Company or another person designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Capital Stock.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund.

Section 2.3.2         Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form), (B) a copy of the Stockholders Agreement and (C) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, an executed counterpart signature page to the Stockholders Agreement and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Capital Stock formerly represented by such Certificate (after taking into account all shares of Company Capital Stock then held by such holder) less such holders’ pro rata portion of the Holdback Shares, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3.3, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3.3.

Section 2.3.3       Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3.5, unless and until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

Section 2.3.4        Further Rights in Company Common Stock.  All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3.3 or Section 2.3.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

Section 2.3.5        Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.  In lieu of a fractional share of Parent Common Stock, each holder of a certificate shall be entitled to receive an amount in cash equal to the Fair Market Value of such fractional share of Parent Common Stock.

Section 2.3.6         Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.3.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.3.3, in each case, without any interest thereon.

Section 2.3.7         No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.3.8         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.3, in each case, without any interest thereon.

Section 2.3.9        Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld and properly remitted in accordance with applicable Law by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.4         Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.3.

Section 2.5         Stock Options. Prior to the Effective Time, the Company Board shall have adopted appropriate resolutions and taken any and all other actions necessary and appropriate to provide that each unexpired and unexercised option to purchase shares of Company Common Stock (“Company Options”) under any stock option plan of the Company, including the CollabRx, Inc. 2008 Stock Plan or any other plan, agreement or arrangement, whether or not then exercisable, shall be cancelled and cease to exist effective as of the Effective Time.

Section 2.6         Warrants.  Prior to the Effective time, the Company Board shall have adopted appropriate resolutions and taken any and all other actions necessary and appropriate to provide that each unexpired and unexercised warrant to purchase shares of Company Capital Stock (“Company Warrants”) shall be cancelled and cease to exist effective as of the Effective Time.

Section 2.7         Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Section 2.8          Spreadsheet.  The Company shall prepare and deliver to Parent, at least five (5) business days prior to the Effective Time, a spreadsheet (the “Spreadsheet”), certified by an executive officer of the Company, which shall set forth all of the following information as of immediately prior to the Effective Time:  (a) the names of all holders of Company Capital Stock and their respective addresses (including email addresses, if available); (b) each Company Stockholder’s pro rata share (as a percentage interest and number of shares) of the Closing Shares, (c) each Company Stockholder’s pro rata share (as a percentage interest and number of shares) of the Holdback Shares, (d) each Company Stockholder’s cash in lieu of any fractional share of Parent Common Stock and (e) the calculation of the Preferred Liquidation Preference and the Remainder Per Share Amount.  The Spreadsheet shall be reasonably acceptable to Parent.

Section 2.9         Closing Balance Sheet.  The Company shall prepare and deliver to Parent, at least five (5) business days prior to the Effective Time, an estimated balance sheet of the Company as of the Effective Time in the form set forth in Section 2.9 of the Company Disclosure Schedule (the “Estimated Balance Sheet”), certified by the Chief Financial Officer of the Company.  The Estimated Balance Sheet shall be prepared in accordance with GAAP applied consistently.  Upon Parent’s request, the Company will provide to Parent and its representatives reasonable access to all relevant books and records (in electronic format, if available) and employees of the Company to the extent required to complete its review of the Estimated Balance Sheet.  The Estimated Balance Sheet shall be reasonably acceptable to Parent.

Section 2.10       Transaction Expenses; Closing Indebtedness; Change of Control Obligations.  The Company shall prepare and deliver to Parent, at least five (5) business days prior to the Effective Time, (a) a statement setting forth all Transaction Expenses not paid as of the Effective Time (the “Transaction Expenses Statement”), together with invoices relating to all such Transaction Expenses, (b) a statement setting forth all Indebtedness to be outstanding as of the Effective Time (the “Closing Indebtedness Statement”), together with payoff letters relating to all such Indebtedness and (c) a statement setting forth all Change of Control Obligations not paid as of the Effective Time (the “Change of Control Obligations Statement”).  Each of the Transaction Expenses Statement and related invoices, the Closing Indebtedness Statement and related payoff letters and the Change of Control Obligations Statement shall be (i) certified by an executive officer of the Company, (ii) in reasonable detail and (iii) reasonably acceptable to Parent.

Section 2.11       Maximum Number of Shares of Parent Common Stock.  Notwithstanding any other provision of this Agreement to the contrary, under no circumstances shall Parent have any obligation to issue more than an aggregate of 236,433 shares of Parent Common Stock pursuant to this Agreement; provided, however, that in the event Parent issues shares of capital stock to a third party between the date hereof and the Effective Time, such number of shares shall be increased by a number of shares necessary to make the Merger Consideration Shares equal to fourteen percent (14%) of the outstanding shares of capital stock of Parent immediately prior to the Effective Time (the “Merger Consideration Shares”).

Article 3.
Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as of the date hereof and the Effective Time as follows (for purposes of these representations and warranties (other than those in Sections 3.1.2, 3.3 and 3.4), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein):

Section 3.1          Organization and Qualification; Subsidiaries.

Section 3.1.1         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  CC IP Holdings LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company and CC IP Holdings LLC has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such approvals would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and CC IP Holdings LLC is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is the sole member of CC IP Holdings LLC.  Except for CC IP Holdings LLC, the Company does not own or control, directly or indirectly, any interests in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

Section 3.1.2         The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 3.2         Certificate of Incorporation and Bylaws; Corporate Books and Records.  The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Bylaws (the “Company Bylaws”) and CC IP Holdings LLC’s operating agreement furnished to Parent are complete and correct copies thereof as in effect on the date of this Agreement.  The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. CC IP Holdings LLC is not in violation of any of the provisions of its operating agreement.  True and complete copies of all minute books of the Company since January 1, 2009 have been made available by the Company to Parent.

Section 3.3         Capitalization.  The authorized capital stock of the Company consists of 44,000,000 shares of Company Common Stock and 14,634,147 shares of Preferred Stock, par value $0.001 per share.  As of the date of this Agreement, (A) 8,717,526 shares of Company Common Stock (other than treasury shares) were issued and outstanding, (B) no shares of Company Common Stock were held in the treasury of the Company, and (C) 7,330,970 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date.  As of the date of this Agreement, all shares of Company Preferred Stock are designated as Series 1 Preferred Stock, and 9,494,275 shares of Series 1 Preferred Stock are issued and outstanding.  All of the outstanding shares of Company Capital Stock have been duly authorized, are fully paid and nonassessable and were validly issued in compliance with all applicable federal and state securities laws.  All of the outstanding shares of Company Capital Stock are free of preemptive or similar rights.  Except for Company Options to purchase not more than 7,330,970 shares of Company Common Stock or agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any  shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, the Company.  The Company has previously provided Parent with:  a true and complete copy of the CollabRx, Inc. 2008 Stock Plan and forms of agreements used thereunder; a true and complete list of the prices at which outstanding Company Options may be exercised under the CollabRx, Inc. 2008 Stock Plan; as of the date of this Agreement, the number of Company Options outstanding at each such price; and the vesting schedule of the outstanding Company Options.  The Company has never declared or paid dividends with respect to any shares of Company Capital Stock.

Section 3.4          Authority.

Section 3.4.1        The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, as provided in Section 3.21.  The Board of Directors of the Company (the “Company Board”) has approved this Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.4.2        The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board.  True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

Section 3.5          No Conflict; Required Filings and Consents.

Section 3.5.1        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming, the stockholder approval set forth in Section 3.21 is obtained) conflict with or violate any provision of the Company Certificate or Company Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected in any material respect or (C) require any consent or approval under, result in any material breach of or any material loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation.

Section 3.5.2        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except the filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 3.6         Permits; Compliance With Law.  The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid, and in full force and effect.  The Company is not in conflict with, or in default or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (b) any Company Permit, in each case in any material respect.

Section 3.7         Financial Statements.  The Company has delivered to Parent its unaudited financial statements as of December 31, 2011 and for the year then ended (the “Annual Financial Statements”) and its unaudited financial statements as of May 31, 2012 and for the 4-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments not material in amount or significance.  Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to May 31, 2012 and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in all such cases, individually and in the aggregate would not have a Company Material Adverse Effect.  The Company maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

Section 3.8          Absence of Certain Changes or Events.  Since May 31, 2012, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.8 of the Company Disclosure Schedule, the Company has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or (C) any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.9          Employee Benefit Plans

Section 3.9.1        Section 3.9.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  Neither the Company, nor to the Knowledge of the Company, or any ERISA Affiliate, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any  Company Benefit Plan, other than with respect to a modification, change or termination required by this Agreement or by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) for each Company Benefit Plan filed with the IRS (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, if any, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the  Department of Labor Delinquent Filer Program.

Section 3.9.2         Each Company Benefit Plan has been administered in all material respects in accordance with both its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement.  With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

Section 3.9.3        Except as disclosed on Section 3.9.3 of the Company Disclosure Schedule:  (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination, advisory or opinion letter from the IRS as to its qualified status or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet  prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502(i) or (l), (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

Section 3.9.4         With respect to each Company Benefit Plan required to be set forth in Section 3.9.1 of the Company Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (A) no “reportable event” (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there was not an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan, (C) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions), (D) the Company and each ERISA Affiliate has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, (E) none of the Company or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (F) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), and (G) no filing has been made by the Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Company Benefit Plan and no condition exists which could constitute grounds for the termination of any such Company Benefit Plan by the PBGC.

Section 3.9.5        Except as disclosed on Section 3.9.5 of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is a Multiemployer Plan, (A) none of the Company or any ERISA Affiliate has incurred any withdrawal liability under §4201 of ERISA nor does the Company or any ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA, (B) all contributions required to be made to any such Company Benefit Plan have been timely made, and (C) to the best Knowledge of the Company, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to the Company or any ERISA Affiliate.

Section 3.9.6        Except as set forth on Section 3.9.6 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.9.7        Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and each ERISA Affiliate are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 3.9.8         The Company has no Company Benefit Plan that is subject to the laws of any jurisdiction outside of the United States.

Section 3.9.9         Each Company Benefit Plan is exempt from or in compliance in all material respects with Section 409A of the Code, such that no amounts payable under any Company Benefit Plan will be subject to the additional taxes under Section 409A of the Code.

Section 3.10       Labor and Other Employment Matters.

Section 3.10.1      As of the date of this Agreement, the Company employs 8 full-time employees and 3 part-time employees and engages 9 consultants or independent contractors.  Section 3.10.1 of the Company Disclosure Schedule sets forth a detailed description of all material compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the year ended December 31, 2011 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2012.

Section 3.10.2     To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.  Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

Section 3.10.3      The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company.  There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the Knowledge of the Company, threatened.  No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or has applied to represent such employees or is attempting to organize so as to represent such employees.  Neither the Company nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or, to the Knowledge of the Company, threatened.  The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.  The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees that either individually or in the aggregate would result in material liability to the Company, and has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability.  There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any current or former employee.  To the Company’s Knowledge, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.  No employee of the Company has given notice, nor is the Company otherwise aware, that such employee intends to terminate his or her employment with the Company.

Section 3.10.4      The Company has identified in Section 3.10.4 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, (B) all severance programs and policies of the Company with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 3.10.4 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance, parachute or otherwise) becoming due to any director or any employee of the Company or any affiliate from the Company or affiliate under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits, except as required by Law.  No individual who is a party to an employment agreement listed in Section 3.10.4 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor to the Knowledge of the Company has any event occurred that could reasonably be expected to give rise to a termination event, in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of the Company under such agreement.

Section 3.10.5       There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.10.6       Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Parent (the “Confidential Information Agreements”).  No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms delivered to counsel for Parent.  The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.10.6.

Section 3.11       Tax Treatment.  Neither the Company nor, to the Knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.12       Contracts.  Section 3.12 of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of all contracts to which the Company is a party to or bound and that fall within any of the following categories (each, a “Material Contract”):

(a)           each Contract involving future payments in excess of $50,000;

(b)           each Contract which restricts the Company from competing with any Person in a line of business or in any geographic area;

(c)           each indenture or other Contract relating to Indebtedness or to the mortgaging or pledging of any asset of the Company;

(d)           each Contract giving rise to any Change of Control Obligation;

(e)           each stockholders agreement, registration rights agreement, voting agreement or similar Contract;

(f)           each Contract with any Governmental Entity;

(g)           each Contract with any Related Party;

(h)           each Contract requiring any consent in connection with the Merger and/or the other transactions contemplated by this Agreement;

(i)            each employment and consultant agreement; and

(j)            any other Contract not otherwise listed that is material to the Company and/or its business.

Each Material Contract is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto, and in full force and effect, and the Company has performed all material obligations required to be performed by it to the date of this Agreement under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract.  The Company has no Knowledge of, or has received no written notice of, any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract.

Section 3.13       Litigation.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, (A) there is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company or for which the Company is obligated to indemnify a third party and (B) neither the Company nor any officer or director of the Company is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other written finding.

Section 3.14       Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

Section 3.14.1      The Company (A) is in compliance with all, and is not subject to any liability, with respect to any applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct its operations, and (C) is in compliance with all Environmental Permits.

Section 3.14.2      The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

Section 3.14.3      The Company (A) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.14.4      None of the real property owned or leased by the Company is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.15       Intellectual Property.  The Company owns or has the right to use all Intellectual Property used by Company in the Company’s business as such business is or is presently proposed in written documents delivered by Company to Parent to be conducted on the date of this Agreement (“Company Intellectual Property”).  Except as set forth in Section 3.15 of the Company Disclosure Schedule: (A) no claim asserting invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made in writing by a third party against Company and no such Company Intellectual Property owned or purported to be owned by Company is the subject of any pending or, to the Company’s Knowledge, threatened in writing, action, suit, claim, investigation, arbitration or other proceeding asserting invalidity or conflicting ownership of Company Intellectual Property; (B) no person or entity has given written notice to the Company asserting that the use of any Company Intellectual Property by the Company or any licensee of Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee of Company has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, provision or publishing of any product or service conducted by the Company in the operation of the Company’s business, in each case has not infringed or misappropriated, and does not and will not infringe or misappropriate, (1) any Intellectual Property of any third party (or the subject matter thereof) other than patents or (2) to the Company’s Knowledge, patents of any third party; (D) to the Company’s Knowledge, there exists no prior act or current conduct or use by the Company or any third party that would void or invalidate any Company Intellectual Property owned or purported to be owned by Company registered with a Government Authority in the name of Company or applied to be so registered (collectively, “Registered Company Intellectual Property”) that the Company desired to keep valid, in effect and enforceable and Section 3.15 of the Company Disclosure Schedule lists all Registered Company Intellectual Property; (E) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any contract pursuant to which Company obtains a license to any Company Intellectual Property (“Company IP Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of the Surviving Corporation to make, use, sell, license dispose of or otherwise exercise or exploit, or bring any action for the infringement of, any Company Intellectual Property, in each case except with respect to the Company IP Agreements listed in Section 3.12(h) and Company Intellectual Property licensed therein solely if the required consents or required notices are not obtained or provided; provided however, Company makes no representations or warranties under this Section 3.15(E) with respect to any contract to which the Parent is or may be bound prior to the date hereof; (F) the Company has not granted to a third party any options, licenses, covenants not to sue or assert, shared ownership interests or similar rights with respect to the Company Intellectual Property owned by Company, nor is the Company party to any outstanding contracts pursuant to which it is granted an option or license to any Intellectual Property owned by any third party other than for commercially available “off-the-shelf” software; (G) to the Company’s Knowledge, there is no, nor has there been any, infringement, violation or misappropriation by any third party of any Company Intellectual Property; (H) each past and current employee and consultant of the Company (or other contractor involved in the creation or development of any Intellectual Property on behalf of Company) has assigned to the Company all Intellectual Property he or she developed in the course of performing services for the Company or in the scope of his or her employment by the Company, as applicable; (I) the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other confidential information contained in the Company Intellectual Property that Company desires to maintain as confidential or trade secret information; (J)  to the extent the Company uses any “open source” or “copyleft” software or is a party to “open”, “free” or “public source” licenses, the Company is in compliance with the terms of any such licenses, and the Company is not required under any such license to (a) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software to the public or any third party or (b) distribute or make available to the public or any third party any of the Company’s proprietary software (or to permit any such distribution or availability); and (K)  the Company and, to the Company’s Knowledge, any third parties having authorized access to the Company’s databases or other records, have complied in all material respects with all applicable statutes and regulations, all contractual obligations and the Company’s publicly available privacy policy, in each case to the extent relating to the collection, storage, use and onward transfer of any and all personally identifiable information or personal health information collected by or on behalf of the Company.

Section 3.16       Taxes.

Section 3.16.1      The Company has timely filed all income and other material Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all materials respects.  All Taxes due and owing by the Company have been paid and the Company has provided adequate reserves in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

Section 3.16.2      There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice or announcement of any audits or proceedings.  No requests for waivers of time to assess any Taxes are pending and the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.16.3      There are no Tax liens upon any property or assets of the Company except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 3.16.4      The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

Section 3.16.5      The Company is not responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by contract, or otherwise.

Section 3.16.6      To the Knowledge of the Company, no written claim has been received from a Tax authority in a jurisdiction where the Company does not file a Tax Return such that the Company is or may be subject to taxation in that jurisdiction.  Section 3.16.6 of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files any Tax Return.

Section 3.16.7       The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.16.8       The Company uses the accrual method of accounting for Tax purposes.

Section 3.16.9       The Company will not be required to include any item of income, or exclude any deduction, in the computation of taxable income (including any Company item that may be included in the computation of the taxable income of Parent or any of its Affiliates for any taxable period or portion thereof ending after the Effective Time) as a result of (i) any installment sale or open transaction disposition made on or prior to the Effective Time, (ii) any prepaid amount received prior to the Effective Time, (iii) any change of method of Tax accounting, closing agreement or intercompany transaction made or entered into prior to the Effective Time, or (iv) any election pursuant to Section 108(i) of the Code made or entered into prior to the Effective Time.

Section 3.16.10     The Company has not participated in any way (i) in any "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable Laws of jurisdictions other than the United States) or (ii) in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).

Section 3.17       Regulatory Matters.  The Targeted Therapy Finder application (the “App”) as currently available on the CollabRx website, www.collabrx.com, including any predecessor version of the App, is and has been since January 1, 2011 the Company’s sole material product offering and is intended to distribute by electronic means information to users for their personal or professional knowledge in dealing with melanoma, lung and colorectal cancer  diseases.  The App does not collect or maintain any individually identifiable health information and is not intended, advertised or promoted for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease in man and is not intended, advertised or promoted to affect the structure or any function of the human body within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321(h).

Section 3.18       HIPAA.  The Company is not a "Covered Entity" as that term is defined in 45 C.F.R. § 160.103.  The Company is not in breach, default, or violation in any material respect under:  the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the regulations promulgated thereunder (including without limitation, the HIPAA Privacy Standards, HIPAA Security Standards, and HIPAA Transactions Standards), the Health Information Technology for Economic and Clinical Health Act or any applicable state laws relating to the confidentiality of medical information.

Section 3.19       Property.  The tangible property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the tangible property and assets it leases, the Company is in compliance in all material respects with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

Section 3.20       Insurance.  The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

Section 3.21       Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock (the “Requisite Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

Section 3.22      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.23      Disclosure.   No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Article 4.
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and the Effective Time as follows:

Section 4.1         Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such approvals would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2         Certificate of Incorporation and Bylaws; Corporate Books and Records.  The copies of certificate of incorporation (the “Parent Certificate”) and bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s Form 10-K for the year ended March 31, 2011 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date of this Agreement.  Parent is not in violation of any of the provisions of the Parent Certificate or Parent Bylaws.

Section 4.3          Capitalization.  The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”, together with Parent Common Stock, the “Parent Capital Stock”).  As of the date of this Agreement, 1,688,807 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding.  As of the date of this Agreement, except as described in the Parent SEC Filings, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent.  There are no outstanding shares of Parent Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right.  There are no declared or accrued but unpaid dividends with respect to any shares of Parent Capital Stock.  The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

Section 4.4         Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it.  Each of (A) the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby and (B) the issuance of shares of Parent Common Stock in accordance with the Merger, have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 4.5          No Conflict; Required Filings and Consents.

Section 4.5.1         The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected in any material respect or (C) result in any material breach of, any material loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation.

Section 4.5.2         The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange and filing and recordation of the Certificate of Merger as required by Delaware Law.

Section 4.6         Litigation.  There is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the Knowledge of Parent, threatened in writing against the Parent or Merger Sub, their properties or any officer or director of Parent or Merger Sub arising out of their employment or board relationship with Parent or Merger Sub or for which Parent or Merger Sub is obligated to indemnify a third party.  None of Parent, Merger Sub or any officer or director of Parent or Merger Sub is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other written finding.

Section 4.7          SEC Filings; Financial Statements.

Section 4.7.1        Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since April 1, 2009 (collectively, the “Parent SEC Filings”).  Each Parent SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.2        Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).  The books and records of Parent have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 4.8         Absence of Certain Changes or Events.  Since December 31, 2011, except as specifically contemplated by this Agreement, there has not been (A) any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Parent or (C) any action taken by Parent that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 4.9          Tax Matters.  None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.10       Ownership of Merger Sub; No Prior Activities.

Section 4.10.1      Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.10.2      All of the outstanding capital stock of Merger Sub is owned directly by Parent.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.10.3      Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.11      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Article 5.
Covenants

Section 5.1         Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with such of the customers, suppliers and other persons with which the Company has significant business relations as is reasonably necessary to preserve substantially intact its business organization as currently conducted.  Without limiting the foregoing, except as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

Section 5.1.1         amend or otherwise change its certificate of incorporation or bylaws;

Section 5.1.2         (A)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company, other than the issuance of Company Common Stock and/or Company Warrants upon the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company, except pursuant to existing contracts or commitments or the sale or purchase of goods or the licensing of Intellectual Property in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

Section 5.1.3         declare, set aside, make or pay any dividend or other similar distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4         reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5        (A)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, (C) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, (D) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date of this Agreement or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6        Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10.4 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in compensation or benefits in accordance with past practices and in the ordinary course of business); (B) grant any rights to severance or termination pay to, or enter into any  agreement with respect to employment, severance or termination pay or benefits with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, compensation, stock option, restricted stock, severance or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

Section 5.1.7         pre-pay any Indebtedness or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

Section 5.1.8         make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.1.9         waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10       make any material tax election or settle or compromise any material liability for Taxes;

Section 5.1.11      take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.1.12       modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 5.1.13       write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 5.1.14      take any action to exempt or make not subject to (A) the provisions of Section 203 of Delaware Law or (B) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.15       take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

Section 5.1.16       authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2         Conduct of Business by Parent Pending the Effective Time.  Except as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to the Parent), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

Section 5.2.1         amend or otherwise change the Parent Certificate or Parent Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

Section 5.2.2         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock;

Section 5.2.3         make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity;

Section 5.2.4         take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.2.5         take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

Section 5.2.6         authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3         Cooperation.  The Company and Parent shall coordinate and cooperate in connection with (A) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Merger and (B) seeking any such actions, consents, approvals or waivers or making any such filings or furnishing information required in connection therewith.

Section 5.4          Stockholder Consents; Information Statement.

Section 5.4.1         The Company shall use its commercially reasonable efforts to obtain the Requisite Stockholder Approval within twenty-four (24) hours following the time of execution of this Agreement in compliance with Delaware Law and, as applicable, California Law.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent a Stockholder Consent from each of the Company Stockholders.  Without limiting the generality of the foregoing, as promptly as practicable after the date of this Agreement, the Company shall distribute to its stockholders a solicitation statement for the solicitation of approval of the Company Stockholders describing this Agreement and the transactions contemplated hereby.

Section 5.4.2         The Company shall use its commercially reasonable efforts to obtain the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “Section 280G Stockholder Approval”), so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of such Section 280G Stockholder Approval, would not be deductible by operation of Section 280G of the Code.

Section 5.4.3        The Company shall use its commercially reasonable efforts to obtain the requisite stockholder approval necessary to terminate (a) the Amended and Restated Investors’ Rights Agreement, dated as of April 2, 2011, and (b) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 2, 2011.

Section 5.5          Access to Information; Confidentiality.

Section 5.5.1        From the date of this Agreement to the Effective Time, the Company shall, and shall cause its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Company Representatives”) to (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior written notice to the Company’s officers, employees, agents, properties, offices and other facilities and to the Company’s books and records and (B) furnish promptly such information concerning the Company’s business, properties, contracts, assets, liabilities, personnel and other matters as Parent or the Parent Representatives may reasonably request.  No investigation conducted pursuant to this Section 5.5.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.5.2        With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 5.6          No Solicitation of Transactions.

Section 5.6.1         Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, the Company shall not, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

Section 5.6.2         The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such written proposal or inquiry, if it is in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 5.6.3        Neither the Company Board nor any committee thereof shall (A) withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”), (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Section 5.7          Appropriate Action; Consents; Filings.

Section 5.7.1         The Company and Parent shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.7.2        The Company and Parent shall give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or (D) otherwise referenced in Section 6.1.3.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.2, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7.3         From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the Knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking damages in connection with the Merger or the conversion of Company Capital Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

Section 5.8         Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9         Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange.

Section 5.10       Stock Exchange Listing.  Parent shall promptly prepare and submit to the Exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its commercially reasonable efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance.

Section 5.11       Employees.  Parent intends that each employee of the Company as of the Effective Time receive an offer of employment from Parent or one of its subsidiaries or have his or her employment continued by the Surviving Corporation or one of its subsidiaries.  Such offers of employment will provide for (i) base compensation and (ii) material employee benefits as set forth in Section 5.12.

Section 5.12       Employee Benefit Matters.  To the extent permissible under applicable Law and the terms of any Parent Benefit Plan as of the Effective Time, the Company, the Surviving Corporation and Parent shall provide all Continuing Employees with comparable types and levels of employee benefits (excluding any defined benefit pension plan and equity award benefits) (“Parent Benefit Plans”), as those provided to similarly-situated employees of Parent. To the extent such employee benefits are provided through Parent Benefit Plans and not the Company Benefit Plans, then for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Parent Benefit Plan and to the extent permitted by applicable Law and the terms of any Parent Benefit Plan and subject to any applicable break in service or similar rule, Parent shall provide service credit, or shall cause service credit to be provided, to Continuing Employees under the Parent Benefit Plans for their period of service with the Company and its Subsidiaries prior to the Effective Time, except where doing so would cause a duplication of benefits.  If benefits are provided under Parent Benefit Plans, to the extent permissible under applicable Law and the terms of any Parent Benefit Plan Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan to be waived with respect to such Continuing Employees and their eligible dependents in accordance with applicable Law and, if the Effective Time occurs on a date other than the last day of a Company Benefit Plan year and such benefits are provided under Parent Benefit Plans, Parent shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the Company Benefit Plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plan in which they are eligible to participate after the Effective Time.  For purposes of this Agreement, a “Continuing Employee” means a Company employee who both (i) remains employed with the Company or its Subsidiaries immediately prior to the Effective Time, and (ii) continues his or her service with the Surviving Corporation or Parent or any of their respective Subsidiaries at the Effective Time.

Section 5.13       Indemnification of Directors and Officers.  Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and Company Bylaws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of  six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

Section 5.14       Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Article 6.
Closing Conditions

Section 6.1         Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1        Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Approval.

Section 6.1.2         No Order.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

Section 6.1.3         Consents and Approvals.  All consents, approvals and authorizations of any Governmental Entity required to be set forth in Section 3.5.2 of the Company Disclosure Schedule shall have been obtained, in each case without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 6.2          Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions:

Section 6.2.1         Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and those representations and warranties qualified by their terms by a reference to materiality shall be true and correct in all respects).  Parent shall have received a certificate of an executive officer of the Company to that effect.

Section 6.2.2         Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of an executive officer of the Company to that effect.

Section 6.2.3         Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate of an executive officer of the Company to that effect.

Section 6.2.4        Consents and Approvals.  All consents, approvals and authorizations required to be set forth in Section 3.5 of the Company Disclosure Schedule shall have been obtained, in each case without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 6.2.5         Court Proceedings.  No action or claim shall be pending or, to the Company’s Knowledge threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any  Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.2.6         Agreement Not to Compete.  Jay M. Tenenbaum shall have entered into an Agreement Not to Compete with Parent.

Section 6.2.7        Stockholders Agreement.  Each Company Stockholder expected to receive at least 5,000 shares of Parent Common Stock in connection with the Merger shall have entered into the Stockholders Agreement, pursuant to which, among other things, such Company Stockholders will agree not to sell or otherwise transfer any shares of Parent Common Stock received in connection with the Merger for a period of two (2) years after the Effective Time.

Section 6.2.8        Employment Agreement.  James Karis shall have entered into an employment agreement with Parent in connection with the execution of this Agreement, and such employment agreement shall not have been revoked and shall be in full force and effect.

Section 6.2.9         Stockholder Approval.  Company Stockholders holding at least ninety percent (90%) of the Company Capital Stock shall have executed a Stockholder Consent.

Section 6.2.10      Convertible Promissory Note.  All outstanding convertible promissory notes issued by the Company pursuant to the Convertible Note and Warrant Purchase Agreement dated as of February 17, 2012 shall have been cancelled and, in exchange therefor, Parent shall have issued Replacement Notes with an aggregate principal amount of $500,000.

Section 6.2.11      FIRPTA Certificate.  The Company shall have provided to Parent a certificate dated as of the date of the Effective Time satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code).

Section 6.2.12      Stock Powers.  Each Company Stockholder receiving shares of Parent Common Stock in connection with the Merger shall execute and deliver to Parent a stock power covering all of his, her or its Holdback Shares.

Section 6.2.13       Financing Documents.  Each of the Amended and Restated Investors’ Rights Agreement, dated as of April 2, 2011, and the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 2, 2011, shall have been terminated.

Section 6.2.14       Domain Name.  The domain name www.collabrx.com shall have been assigned to the Company.

Section 6.3          Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1        Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).  The Company shall have received a certificate of an executive officer of Parent to that effect.

Section 6.3.2         Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  The Company shall have received a certificate of an executive officer of Parent to that effect.

Section 6.3.3         Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Company shall have received a certificate of an executive officer of the Parent to that effect.

Section 6.3.4         Stockholders Agreement.  Parent shall have entered into the Stockholders Agreement.

Article 7.
Termination, Amendment and Waiver

Section 7.1         Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders:

Section 7.1.1         By mutual written consent of Parent and the Company;

Section 7.1.2        By either the Company or Parent if the Merger shall not have been consummated prior to August 31, 2012; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3         By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);

Section 7.1.4        By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 10 days after written notice thereof or if (A)(1) there shall be materially breached any covenant or agreement on the part of the Company set forth in this Agreement or (2) any representation or warranty of the Company set forth in this Agreement shall have become untrue in any material respect and (B) such breach or misrepresentation is not cured within 10 days after written notice thereof; or

Section 7.1.5         By Company, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not cured within 10 days after written notice thereof or if (A)(1) Parent has materially breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (2) any representation or warranty of Parent or Merger Sub shall have become untrue in any material respect and (B) such breach or misrepresentation is not cured within 10 days after written notice thereof.

Section 7.2         Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.3         Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders, no amendment may be made without further stockholder approval which, by Law, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4          Waiver.  At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5         Fees and Expenses.  All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Article 8.
Indemnification

Section 8.1         Survival of Representations and Warranties.  If the Merger is consummated, the representations and warranties of the parties contained in this Agreement shall survive the Effective Time for a period of twelve (12) months after the Effective Time and then shall terminate (the “Indemnity Termination Date”); provided, however, that the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.3 (other than the last sentence of Section 3.3) (Capitalization) and 3.4 (Authority) (collectively, the “Fundamental Representations”) shall survive the Effective Time and remain in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations.  Notwithstanding the foregoing, if, at any time prior to the Indemnity Termination Date or, with respect to a Fundamental Representation, sixty (60) days following the expiration of the applicable statute of limitations, any Indemnified Person delivers to the Stockholders’ Representative a Claim Notice as provided in Section 8.4.2 alleging a breach of any representation or warranty and asserting a claim for recovery under Section 8.2 based on such breach, then the representation or warranty underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no such termination shall relieve any party hereto that has breached any covenant prior to such termination from liability for Damages incurred or suffered by another party to this Agreement.  If the Merger is consummated, this Article 8 shall be the sole remedy to the parties for all claims other than (a) claims against any Company Stockholder with respect to his, her or its own fraud, willful misconduct or intentional breach or (b) claims seeking specific performance of covenants hereunder.

Section 8.2         Indemnification.  After the Effective Time, and subject to the limitations set forth in Section 8.3, each of the Company Stockholders shall indemnify Parent, Parent’s affiliates (including the Surviving Corporation from and after the Effective Time) and, if applicable, their respective officers, directors, agents and employees, and their respective assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all claims, actions, causes of action, judgments, awards, liabilities, out-of-pocket costs, Taxes or damages, but excluding punitive damages (other than punitive damages awarded to a third party) (collectively, “Damages”), arising out of or resulting from:

(a)           the failure of any of the representations or warranties of the Company contained in this Agreement to be true and correct as of the date of this Agreement and as of the Effective Time (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(b)           any material breach or nonfulfillment of any covenant or agreement made by the Company in this Agreement;

(c)           any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares under Delaware Law or California Law that is in excess of the Fair Market Value of the shares of Parent Common Stock that would have been issuable with respect to such shares had such shares not been Dissenting Shares;

(d)           any claim by one or more Company Stockholders relating to the sufficiency of the Parent Common Stock received or receivable pursuant to this Agreement or lack thereof; and

(e)           any Pre-Closing Taxes.

The obligations of each Company Stockholder pursuant to this Section 8.2 shall be (i) joint and several to the extent of the Holdback Shares and (ii) several and not joint in excess of the Holdback Shares.  Notwithstanding anything to the contrary, in no event will any Indemnified Person be entitled to any amount pursuant to this Article 8 for any Damages relating to the amount, value or condition of any Tax asset or attribute (e.g. net operating loss carryforward or tax credit carryforward) of the Company following the Effective Time, or the ability of Parent or the Surviving Corporation to utilize such Tax assets or attributes following the Effective Time.

Section 8.3          Basket; Other Limitations.

Section 8.3.1         Notwithstanding anything contained herein to the contrary, no indemnification shall be available under Section 8.2(a) (other than with respect to a Fundamental Representation) unless and until all Damages exceed $30,000 (the “Basket”), in which case indemnification shall be available for all Damages (including the Basket).

Section 8.3.2        If the Merger is consummated, offset against the Holdback Shares shall be the sole and exclusive remedy available to the Indemnified Persons for any claims by the Indemnified Persons against the Company Stockholders arising out of or related to this Agreement and the transactions contemplated hereby, except for claims based upon (i) a breach of any Fundamental Representation or (ii) fraud, willful misconduct or intentional breach by any Company Stockholder; provided, however, that the foregoing shall not be construed to restrict Parent from seeking specific performance or injunctive relief to enforce any Agreement Not to Compete.  In connection with any Damages arising out of (i) or (ii):  (A) Indemnified Persons will be required to first offset against the Holdback Shares prior to making a claim against any Company Stockholder individually; and (B) in no event will any Company Stockholder have any personal liability above and beyond the shares of Parent Common Stock actually received by such Company Stockholder.

Section 8.3.3         Damages that may be recovered under this Article 8 shall take account of and be reduced by (i) any amounts actually recovered by the Indemnified Persons pursuant to any indemnification by, or indemnification agreement with, any third party, and (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Indemnified Person in respect thereof.

Section 8.4          Adjustment to Holdback Shares.

Section 8.4.1        Compensation of Indemnified Parties.  The Holdback Shares shall be available to compensate any Indemnified Person for any Damages (whether or not involving a third party claim), incurred or sustained by such Indemnified Party.  The parties agree that the value of each Holdback Shares shall be equal to the Fair Market Value thereof.  Each Company Stockholder shall be deemed to own a fixed percentage of the Holdback Shares for Tax purposes as set forth in the Spreadsheet.

Section 8.4.2        Procedures.  Upon receipt by the Stockholders’ Representative, at any time on or before the Indemnity Termination Date, of written notice from Parent (a “Claim Notice”) (a) stating that an Indemnified Party in good faith has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, and (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Stockholders’ Representative shall have thirty (30) days to review and, if he disagrees with any matter set forth in the Claim Notice, object in writing to such Claim Notice.  In case the Stockholders’ Representative shall not object in writing to any claim or claims made in any Claim Notice within such thirty (30) day period, the Company and the Company Stockholders shall be deemed to have agreed to the Claim Notice and to the reduction of the Holdback Shares as set forth therein.  Delivery of a Claim Notice shall not foreclose or limit any other remedy available to a Parent Indemnified Person under this Agreement, at Law or in equity.

Section 8.4.3         Resolution of Disputes.  In case the Stockholders’ Representative shall object in writing to any claim or claims made in any Claim Notice within the thirty (30) day period specified in Section 8.4.2, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Representative and Parent should so agree, such agreement shall be set forth in writing and signed by both parties.  If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders’ Representative may pursue all remedies available to it under this Agreement, at Law or in equity.

Section 8.4.4         Change in Control of Parent.  In the event of (A) any merger or consolidation of Parent into or with another corporation, (B) any sale of all or substantially all of the assets of Parent, following which any cash, securities or other property is paid or issued to stockholders of Parent, (C) any liquidation or dissolution of Parent in which any cash, securities or other property is distributed to the stockholders of Parent, or (D) any stock exchange involving Parent Shares, between the date hereof and the Holdback Termination Date, then any cash, securities and other property which the holders of the Holdback Shares shall be entitled to otherwise receive as a result of any such event shall be held back and shall become part of the Holdback Shares.  If Parent issues any cash or additional shares upon any dividend, stock split, stock dividend or other distribution affecting the Parent Shares , such cash or securities otherwise issuable or distributable with respect to the Holdback Shares shall be held back and shall become part of the Holdback Shares.

Section 8.5          Third-Party Claims.

Section 8.5.1         By written notice within fifteen (15) days following the delivery of a Claim Notice with respect to a third party claim (a “Third Party Claim”), the Stockholders’ Representative may, upon written acknowledgment without qualification of the right to the Indemnified Person to be indemnified for Damages incurred in connection with such Third Party Claim, be entitled to defend the Third Party Claim through counsel of the Stockholders’ Representative’s choice (and reasonably acceptable to the Indemnified Person) at the expense of the Company Stockholders to represent the Indemnified Person in connection with such Third Party Claim (in which case the fees and expenses of any separate counsel retained by any Indemnified Person shall not be Damages).  The Stockholders’ Representative shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Person, such consent not to be unreasonably withheld.  The Indemnified Person shall have the right to participate at its own expense in the defense of such asserted liability, but shall not be entitled to settle or compromise such asserted liability without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, if the Indemnified Person reasonably determines there is a conflict of interest in connection with the Stockholders’ Representative’s defense of a Third Party Claim, the Indemnified Person (and not the Stockholders’ Representative) shall have the right to defend such claim and to be indemnified by the Company Stockholders for its Damages incurred in connection therewith.

Section 8.5.2        If the Stockholders’ Representative has the right to and elects to defend any Third Party Claim, the Stockholders’ Representative shall (i) promptly submit to the Indemnified Person copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (ii) permit the Indemnified Person and its counsel to confer on the conduct of the defense thereof, and (iii) to the extent practicable, permit the Indemnified Person and its counsel an opportunity to review all legal papers to be submitted prior to their submission.  The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees.

Section 8.5.3        Notwithstanding the provisions of Section 8.5.1, the Stockholders’ Representative shall not be entitled to assume the defense of any Third Party Claim that (i) relates to or arises in connection with a criminal action or an action brought by a Governmental Entity, (ii) seeks an injunction or equitable relief against the Indemnified Person, or (iii) has a reasonable likelihood of resulting in Damages that would exceed the Fair Market Value of the balance of the Holdback Shares.

Section 8.6          Stockholders’ Representative.

Section 8.6.1        Each Company Stockholder by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than such Company Stockholders, if any, who have perfected appraisal rights under Delaware Law or California Law) or by accepting any consideration payable hereunder shall be deemed to have agreed to appoint CommerceNet as its agent and attorney-in-fact (the “Stockholders’ Representative ”) for and on behalf of the Company Stockholders to act for the Company Stockholders with regard to matters pertaining to Article 8 and Article 9, give and receive notices and communications, authorize offset of the Holdback Shares in satisfaction of claims by any Indemnified Person, object to such payments, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Person relating to this Agreement or the transactions contemplated hereby and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Each Company Stockholder agrees to receive correspondence from the Stockholders’ Representative, including in electronic form.  Such agency may be changed by the Company Stockholders with the right to receive a majority of the Holdback Shares from time to time.  Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Holdback Shares.  If the Stockholders’ Representative shall be removed, resign or otherwise be unable to fulfill his responsibilities hereunder, the Company Stockholders shall appoint a successor to the Stockholders’ Representative, and shall immediately thereafter notify Parent the identity of such successor.  Any such successor shall succeed the former Stockholders’ Representative as the Stockholders’ Representative hereunder.  No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services.  A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to its authority hereunder, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders.

Section 8.6.2        By executing this Agreement under the heading “Stockholders’ Representative,” CommerceNet hereby (i) accepts its appointment and authorization to act as Stockholders’ Representative  as attorney-in-fact and agent on behalf of the Company Stockholders in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Section 8.6.

Section 8.6.3         The Stockholders’ Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Representative without gross negligence or willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel, accountants and other professionals and experts retained by the Stockholders’ Representative shall be conclusive evidence of good faith).  To the fullest extent permitted by applicable Law, the Company Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Representative.  If not paid directly to the Stockholders’ Representative by the Company Stockholders, such losses, liabilities or expenses may be recovered by the Stockholders’ Representative from the Holdback Shares otherwise distributable to the Company Stockholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the Indemnity Termination Date, pursuant to the terms hereof at the time of distribution.  The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Stockholders’ Representative may engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Stockholders’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing his services hereunder.  The Stockholders’ Representative  may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative  based on such reliance shall be deemed conclusively to have been taken in good faith.

Section 8.6.4        All of the immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.  The grant of authority provided for in this Section 8.6: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Stockholder and shall be binding on any successor thereto; and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Holdback Shares.

Section 8.6.5        Parent and the Surviving Corporation shall be entitled to rely upon the actions of the Stockholders’ Representative as the duly authorized actions of the Company Stockholders.

Section 8.7         Indemnity Termination.  On the Indemnity Termination Date, Parent shall release all of the Holdback Shares not subject to a pending indemnification claim of an Indemnified Person to the Exchange Agent for distribution to the Company Stockholders as set forth on the Spreadsheet.

Section 8.8         Tax Treatment of Indemnity Payments.  The Company Stockholders and Parent agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to the Company Stockholders under this Agreement for all income Tax purposes.

Article 9.
General Provisions

Section 9.1         Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Tegal Corporation
140 2nd Street, Suite 318
Petaluma, CA 94952
Attention:  Thomas R. Mika

with a copy to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention:  William Davisson

If to the Company, addressed to it at:

CollabRx, Inc.
169 University Avenue
Palo Alto, CA 94301
Attention:  James Karis

with a copy to:

Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention:  Allison Spinner

Section 9.2          Certain Definitions.  For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of a material portion of the Company’s assets, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Agreement Not to Compete” means an Agreement Not to Compete in the form attached hereto as Exhibit A.

“Ancillary Agreements” means the Agreements Not to Compete and the Stockholders Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date of this Agreement.

“Change of Control Obligations” means, without duplication, all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto) which the Company is obligated to pay under any change of control, termination, salary continuation, retention, severance or other similar plan, agreement or arrangement in connection with the Merger and the other transactions contemplated by this Agreement.

“Closing Shares” means the shares of Parent Common Stock issuable to Company Stockholders pursuant to this Agreement excluding the Holdback Shares.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company and CC IP Holdings LLC, taken as a whole, other than any changes or conditions having an effect on the Company that would not have occurred but for: (A) changes in economic conditions generally, (B) changes in general political conditions, including any acts of war or terrorist activities or (C) changes resulting from the announcement of the transactions contemplated by this Agreement, so long as in each of the cases set forth in clauses (A) and (B), the Company is not disproportionately affected by such changes as compared to other companies in the Company’s industry.

“Company Stockholder” means a holder of Company Capital Stock (other than any Dissenting Shares and any shares of Company Capital Stock to be canceled pursuant to Section 2.1.3) immediately prior to the Effective Time.

“contract” means any oral or written agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase or sale order, quotation or other executory commitment, in each case which is in effect as of the date hereof.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with Delaware Law or California Law in connection with the Merger.

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange” means the Nasdaq Capital Market.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to the Parent Common Stock, the average of the closing prices of the Parent Common Stock on the Exchange over the ten (10) trading day period ending five (5) trading days prior to the Effective Time.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means a domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indebtedness” means, without duplication, (a) all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money (other than trade debt incurred in the ordinary course of business), (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of the Company under any derivative financial instruments, including any interest rate or currency swap transactions, hedging agreements or similar arrangements (valued at the termination value thereof), (d) all amounts owing as deferred or unpaid purchase price by the Company for any asset or property, (e) commitments or obligations by the Company assuring a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (f) indebtedness secured by an encumbrance on any asset or property of the Company, (g) obligations of the Company with respect to capitalized leases, determined in accordance with GAAP, (h) all obligations of the Company for bankers’ acceptances or similar credit transactions, (i) any obligation of the Company to third parties under letters of credit, bonds or surety obligations, (j) guarantees by the Company with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above or any “keep well” or other agreement by the Company to maintain any financial statement condition of any other Person, (k) any unpaid interest, fees, costs or expenses incurred in connection with any Indebtedness specified in clauses (a) through (j) above or under any related facility, or (m) any early termination or repayment penalties reasonably anticipated to be incurred upon the termination or repayment in full, on or about the Effective Time, of any Indebtedness specified in clauses (a) through (k) above and any related facility.

“Intellectual Property” means all intellectual property, and related intellectual property rights or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, software, documentation, works of authorship, inventions (whether or not patentable), confidential information, algorithms, tools (including decision tools and weighting tools), trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade dress, and copyright registrations and applications.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge” means, with respect to the Company or Parent, the actual knowledge of the officers of the Company or Parent, as the case may be, after reasonable inquiry of the Persons who would reasonably be expected to actually be aware of such fact or other matter.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on Parent that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent, other than any changes or conditions having an effect on Parent that would not have occurred but for: (A) changes in economic conditions generally, (B) changes in general political conditions, including any acts of war or terrorist activities or (C) changes resulting from the announcement of the transactions contemplated by this Agreement, so long as in each of the cases set forth in clauses (A) and (B), Parent is not disproportionately affected by such changes as compared to other companies in Parent’s industry.

“Pre-Closing Taxes” means all Taxes of the Company for taxable periods ending on or before the Effective Time and the portion up to and including the Effective Time for any taxable period that includes (but does not end on) the Effective Time.  In the case of any taxable period that includes (but does not end on) the Effective Time, the amount of Pre-Closing Taxes with respect to such period shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Effective Time and the denominator of which is the number of calendar days in the taxable period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Effective Time.

“Preference Shares” means the aggregate number of shares of Parent Common Stock with a Fair Market value equal to the product of (a) the Preferred Liquidation Preference multiplied by (b) the number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock to be canceled pursuant to Section 2.1.3).

“Preferred Liquidation Preference” means $0.25625 per share of Company Preferred Stock plus an amount equal to all declared but unpaid dividends on the Company Preferred Stock (subject to adjustment for an stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date of this Agreement).

“Related Party” means any of the Company’s (a) directors, officers or affiliates and (b) any officers, directors, partners, members, affiliates or members of the immediate family of any of the persons set forth in clause (a).  For purposes the foregoing, immediate family means, with respect to any person, such person’s spouse, parents, children and siblings or any other relative of such person that shares such person’s principal residence.

“Remainder Per Share Amount” means the quotient obtained by dividing (a)(i) the Merger Consideration Shares minus (ii) the Preference Shares by (b) the Total Stock.

“Replacement Note” means a promissory note in the form attached hereto as Exhibit B.

 “SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the Stockholders Agreement among the Company and certain of the Company Stockholders, in the form attached hereto as Exhibit C.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Total Stock” means the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled pursuant to Section 2.1.3).

“Transaction Expenses” means all third party fees and expenses incurred by the Company in connection with the process of selling the Company, including, without limitation, the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors and consultants, investment bankers, brokers, accountants and tax advisors of the Company and any such fees incurred by holders of Company Capital Stock paid for or to be paid for by the Company).

Section 9.3          Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Annual Financial Statements”	Section 3.7

“App”	Section 3.17

“Basket”	Section 8.3.1

“California Law”	Recitals

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.3.2

“Change of Control Obligations Statement”	Section 2.10

“Claim Notice”	Section 8.4.2

“Closing Indebtedness Statement”	Section 2.10

“Code”	Recitals

“Common Exchange Ratio”	Section 2.1.1

“Company”	Preamble

“Company Benefit Plan”	Section 3.9.1

"Company Board"	Section 3.4.1

“Company Bylaws”	Section 3.2

“Company Capital Stock”	Section 2.1.1

“Company Certificate”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Intellectual Property”	Section 3.15

“Company IP Agreements”	Section 3.15

“Company Options”	Section 2.5

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 2.1.1

“Company Representatives”	Section 5.5.1

“Company Warrants”	Section 2.6

“Confidentiality Agreement”	Section 5.5.2

“Continuing Employee”	Section 5.12

“Damages”	Section 8.2

“Delaware Law”	Recitals

“Effective Time”	Section 1.2

“Estimated Balance Sheet”	Section 2.9

“Exchange Agent”	Section 2.3.1

“Exchange Fund”	Section 2.3.1

“Financial Statements”	Section 3.7

“Fundamental Representations”	Section 8.1

“Holdback Shares”	Section 2.1.2.1

“Holdback Termination Date”	Section 2.1.2.1

“Indemnified Person”	Section 8.2

“Indemnity Termination Date”	Section 8.1

“Interim Financial Statements”	Section 3.7

“Material Contract”	Section 3.12

“Merger”	Recitals

“Merger Consideration Shares”	Section 2.11

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 3.9.3

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.11

“Parent Bylaws”	Section 4.2

“Parent Certificate”	Section 4.2

“Parent Capital Stock”	Section 4.3

“Parent Common Stock”	Section 2.1.1

“Parent Form 10-K”	Section 4.2

“Parent Preferred Stock”	Section 4.3

“Parent Representatives”	Section 5.5.1

“Parents Rights”	Section 2.1.1

“Parents Rights Agreement”	Section 2.1.1

“Parent SEC Filings”	Section 4.7.1

“Parent Subsidiary”	Section 4.5.1

“PBGC”	Section 3.9.4

“Preferred Exchange Ratio”	Section 2.1.1

“Requisite Stockholder Approval”	Section 3.21

“Spreadsheet”	Section 2.8

“Stockholder Consents”	Recitals

“Stockholders’ Representative”	Section 8.4.4

“Surviving Corporation”	Section 1.1

“Third Party Claim”	Section 8.6.1

“Transaction Expenses Statement”	Section 2.10

Section 9.4          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.6         Entire Agreement.  This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.7          Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

Section 9.8         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9         Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.10       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 9.10.1      This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 9.10.2      Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.3      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.3.

Section 9.11       Disclosure.  Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.12       Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signature Page Follows)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEGAL CORPORATION

By:
Name:
Title:

CLBR ACQUISITION CORP.

By:
Name:
Title

COLLABRX, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

Name: